Exhibit 99.1

   InterDigital Announces Fourth Quarter and Full Year 2006 Financial Results

        Strong Full Year Profitability and Cash Flow Driven by Growth in
                     Recurring Royalties and Nokia Revenues

          Company Projects First Quarter 2007 Recurring Revenue of $53
                             million to $55 million


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Feb. 28, 2007--InterDigital Communications Corporation (NASDAQ:IDCC) today announced results for the fourth quarter and twelve months ended December 31, 2006.

    Highlights: Fourth Quarter 2006

    -- Revenue of $65.1 million, including $50.2 million of recurring revenue

    --  Net income of $20.3 million, or $0.37 per diluted share

    -- Repurchase of 1.3 million shares of the company's common stock for $42.4 million

    Highlights: Full Year 2006

    -- Revenue of $480.5 million, including $213.1 million of recurring revenue

    --  Net income of $225.2 million, or $4.04 per diluted share

    -- Repurchase of 6.5 million shares of the company's common stock for $192.5 million

    --  Free cash flow(1) of $282.2 million

    --  Ending cash and short-term investments totaling $264.0 million

    William J. Merritt, President and Chief Executive Officer, stated, "2006 was a very successful year for InterDigital. Highlights included signing a new 2G/3G agreement with a leading handset producer, LG Electronics Inc. (LG), and our transition from providing portions of 3G IP to delivering a full 2G/3G dual-mode modem ASIC and platform. We also continued our technology leadership as evidenced by our agreement with SK Telecom to develop advanced mobility technology. At the same time, we used our substantial free cash flow to support investments in attractive business opportunities and to repurchase our own stock. Finally, we favorably resolved a dispute involving a patent license agreement with Nokia and received a very beneficial ruling in the Samsung arbitration."

    Mr. Merritt added, "In 2007, we expect to build on the successes of 2006 and further enhance shareholder value. This year, we anticipate growing our base of 3G patent licensees and completing a dual-mode 2G/3G HSDPA/HSUPA modem ASIC on schedule which will position us for a design win and initial product sales in 2008. We will also continue our successful contributions to the evolving wireless standards, including Long-Term Evolution. Finally, we will take measured steps toward optimizing our capital structure and continue our share repurchase program. We have already made additional share repurchases of 2.0 million shares for $68.0 million in 2007. This brings our total repurchases as of February 27, 2007 to 8.5 million shares, for a total cost of approximately $260.5 million."

    Fourth Quarter Summary

    Revenue in fourth quarter 2006 increased to $65.1 million from $40.5 million in fourth quarter 2005. Fourth quarter 2006 revenue included $50.2 million of recurring patent license royalties and technology solution sales, $12.5 million related to Nokia, and $2.4 million associated with past sales for both a new and existing licensee. Recurring patent license royalties in fourth quarter 2006 increased 33 percent to $48.2 million from $36.2 million in fourth quarter 2005 due largely to a new agreement signed in early 2006 with LG. Technology solution revenue decreased to $2.0 million in fourth quarter 2006 from $4.3 million in fourth quarter 2005 due to the completion in first quarter 2006 of deliverables under an agreement with General Dynamics supporting a program for the U.S. military. Licensees that accounted for 10 percent or more of the $50.2 million of recurring patent license royalties and technology solution sales were LG (29 percent), Sharp Corporation of Japan (17 percent), and NEC Corporation of Japan (15 percent).

    The company's net income in fourth quarter 2006 was $20.3 million, or $0.37 per diluted share. Included in fourth quarter 2006 net income is approximately $8.1 million after tax, or $0.15 per diluted share, related to the resolution of patent licensing matters with Nokia. Fourth quarter 2005 net income of $45.0 million, or $0.80 per diluted share, included a non-recurring income tax benefit of approximately $43.7 million, or $0.76 per diluted share, mainly related to the reversal of the company's valuation allowance against its federal deferred tax assets.

    Fourth quarter 2006 operating expenses of $38.4 million decreased 1 percent when compared to fourth quarter 2005. This decrease primarily resulted from lower long-term compensation program costs offset, in part, by increases in fourth quarter 2006 costs related to product development initiatives and arbitration and litigation matters. The company's long-term compensation costs in fourth quarter 2006 decreased $4.8 million from fourth quarter 2005, reflecting the absence of overlapping cycles. Patent litigation and arbitration costs increased to $8.5 million in fourth quarter 2006 from $7.5 million in fourth quarter 2005 due to an increase in activity levels. In addition, the company recognized $0.6 million of repositioning charges in fourth quarter 2005.

    Net interest and investment income of $3.7 million in fourth quarter 2006 increased $2.8 million over fourth quarter 2005 due to both higher investment balances and higher rates of return in fourth quarter 2006.

    The company's fourth quarter 2006 tax expense included a 35 percent provision and tax credit adjustments. The company's fourth quarter 2005 tax provision included the $43.7 million of non-recurring income tax benefits offset, in part, by $1.1 million of federal income taxes and non-U.S. withholding taxes.

    During fourth quarter 2006, the company used $12.4 million of free cash flow due largely to investments in product and patent related initiatives, offset in part by cash collections related to patent license agreements.

    Twelve Months Summary

    For the full year 2006, revenues were $480.5 million compared to $163.1 million in 2005. This increase was driven by $253.0 million and $12.0 million related to the resolution of matters with Nokia and Panasonic, respectively, a new agreement signed in early 2006 with LG, and higher contributions from other existing patent licensees, including Panasonic.

    Net income for the full year 2006 increased to $225.2 million, or $4.04 per diluted share, from $54.7 million, or $0.96 per diluted share, for the full year 2005. Approximately $170.3 million or $3.05 per diluted share of the 2006 net income is related to the resolution of patent licensing matters with Nokia and Panasonic. Included in full year 2005 net income is a non-recurring income tax benefit of approximately $43.7 million, or $0.76 per diluted share, mainly related to the reversal of the company's valuation allowance against its federal deferred tax assets.

    Operating expenses of $144.1 million in 2006 decreased 1 percent versus 2005. This decrease is primarily related to lower costs associated with patent litigation and arbitration ($21.4 million in 2006 compared to $27.3 million in 2005), long-term compensation, and executive severance and repositioning activities offset, in part, by higher costs associated with product development initiatives, patent maintenance and amortization costs, and commissions.

    In 2006, net interest and investment income of $13.2 million increased $10.0 million over 2005 due to both higher investment balances and higher rates of return in 2006.

    The company's full year 2006 tax expense consisted of an approximately 35 percent provision for federal income taxes plus $2.2 million of non-U.S. withholding taxes. The full year 2005 tax provision included the $43.7 million of non-recurring income tax benefits offset, in part, by $7.2 million of federal income tax and alternative minimum tax and $2.1 million of non-U.S. source withholding tax.

    In 2006, the company generated $282.2 million of free cash flow. This free cash flow was driven, in large part, by patent license payments from Nokia and LG totaling $319.7 million, net of source withholding taxes, offset, in part, by estimated federal tax payments and investments in product and patent related initiatives.

    First Quarter 2007 Outlook

    Rich Fagan, Chief Financial Officer commented, "In first quarter 2007, we expect to report recurring revenues from existing agreements of $53 million to $55 million. We currently expect sequential percentage growth in first quarter 2007 expenses to be in the mid-teens, excluding patent arbitration and litigation costs. The majority of this increase is structural in nature, reflecting normal wage inflation, seasonality related to vacation accruals and other personnel costs, and the effect of overlapping long-term compensation program RSU cycles. In addition, we anticipate modest increases related to investments directed toward meeting our schedule to have engineering samples of our 2G/3G ASIC by late summer 2007. We also currently expect that our patent arbitration and litigation costs in first quarter 2007 will be between $6 million and $8 million as we continue to invest appropriately in this critical activity. Lastly, we expect that our book tax rate for the first quarter of 2007 will approximate 35 percent to 37 percent."

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the Company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations with respect to our plans for 2007 including growing our base of 3G licensees, completing a dual mode modem ASIC on schedule, making successful contributions to standards, continuing the share repurchase program and optimizing our capital structure; our expected first quarter 2007 recurring revenues and growth in operating expenses (excluding patent arbitration and litigation costs); timing of engineering samples of our dual mode modem ASIC; and first quarter 2007 patent arbitration and litigation costs and book tax rate. Words such as "optimistic," "will," "expect," "anticipate" or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including those identified in this press release as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new relationships on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, and any delay in receipt of quarterly royalty reports from our licensees; (iv) changes in expenses related to our technology offerings and operations; (v) potential difficulties in the production of ASIC samples; (vi) changes in the technology preferences or needs or in the availability of competitive technologies; (vii) fluctuations in our stock price; (viii) the resolution of current legal proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings, or adverse rulings in such legal proceedings; and (ix) changes in our expectations of the amount and composition of full-year taxable income, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

    (1) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment, technology licenses, and investments in patents. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this news release.


             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
----------------------------------------------------------------------
                  For the Periods Ended December 31
             (Dollars in thousands except per share data)
                             (unaudited)


                                 For the Three       For the Twelve
                                  Months Ended        Months Ended
                                  December 31,        December 31,
                               ---------------------------------------
                                 2006      2005      2006      2005
                               ---------------------------------------
REVENUES                        $65,068   $40,489  $480,466  $163,125
                               --------- --------- --------- ---------

OPERATING EXPENSES:
  Sales and marketing             1,554     2,299     6,610     7,914
  General and administrative      5,192     6,252    20,953    24,150
  Patents administration and
   licensing                     14,975    13,377    51,060    49,399
  Development                    16,725    16,391    65,427    63,095
  Repositioning                       -       631         -     1,480
                               --------- --------- --------- ---------
                                 38,446    38,950   144,050   146,038
                               --------- --------- --------- ---------

  Income from operations         26,622     1,539   336,416    17,087

NET INTEREST & OTHER INVESTMENT
 INCOME                           3,691       918    13,195     3,164
                               --------- --------- --------- ---------

  Income before income taxes     30,313     2,457   349,611    20,251

INCOME TAX PROVISION            (10,050)   42,573  (124,389)   34,434
                               --------- --------- --------- ---------

NET INCOME APPLICABLE TO COMMON
 SHAREHOLDERS                   $20,263   $45,030  $225,222   $54,685
                               ========= ========= ========= =========

NET INCOME PER COMMON SHARE -
 BASIC                            $0.39     $0.83     $4.22     $1.01
                               ========= ========= ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 BASIC                           52,352    53,943    53,426    54,058
                               ========= ========= ========= =========

NET INCOME PER COMMON SHARE -
 DILUTED                          $0.37     $0.80     $4.04     $0.96
                               ========= ========= ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 DILUTED                         54,558    56,370    55,778    57,161
                               ========= ========= ========= =========


                          SUMMARY CASH FLOW
----------------------------------------------------------------------
                  For the Periods Ended December 31
                        (Dollars in thousands)
                             (unaudited)

                           For the Three Months  For the Twelve Months
                                   Ended                 Ended
                               December 31,          December 31,
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           --------------------- ---------------------

Net income before income
 taxes                       $30,313     $2,457   $349,611    $20,251
Taxes paid                         -          -    (51,488)      (755)
Depreciation & amortization    5,661      5,104     21,635     21,187
Increase in deferred
 revenue                      35,626     11,500    336,650     57,605
Deferred revenue recognized  (48,178)   (21,906)  (196,294)   (65,553)
(Decrease) increase in
 operating working capital,
 deferred charges and other  (24,457)    (1,083)  (145,213)       921
Capital spending,
 technology licensing &
 patent additions            (11,335)    (5,777)   (32,717)   (22,326)
                           ---------- ---------- ---------- ----------
  FREE CASH FLOW             (12,370)    (9,705)   282,184     11,330

Net asset disposal
 (acquisition) of fixed
 asset                             -        169          -     (7,881)
Tax benefit from stock
 options                       2,296          -     20,717          -
Debt decrease                    (91)       (84)      (351)      (327)
Repurchase of common stock   (34,766)         -   (184,870)   (34,085)
Proceeds from exercise of
 stock options                 4,721      1,101     40,578      4,853
                           ---------- ---------- ---------- ----------
  NET (DECREASE) INCREASE
   IN CASH AND SHORT-TERM
   INVESTMENTS              $(40,210)   $(8,519)  $158,258   $(26,110)
                           ========== ========== ========== ==========

                       CONDENSED BALANCE SHEET
----------------------------------------------------------------------
                        (Dollars in thousands)
                             (unaudited)

                                             December 31, December 31,
                                                 2006         2005
                                             ------------ ------------
Assets
---------------------------------------------
Cash & short-term investments                   $263,966     $105,708
Accounts receivable                              131,852       19,534
Current deferred tax assets                       43,520       42,103
Other current assets                              14,464        8,370
Property & equipment and Patents (net)            87,178       70,176
Long-term deferred tax assets and non-current
 assets                                           23,096       53,646
                                             ------------ ------------
TOTAL ASSETS                                    $564,076     $299,537
                                             ============ ============

Liabilities and Shareholders' Equity
---------------------------------------------
Current portion of long-term debt               $    369     $    350
Accounts payable & accrued liabilities            50,150       30,129
Current deferred revenue                          70,709       20,055
Long-term deferred revenue                       160,895       71,193
Long-term debt & long-term liabilities             6,477        3,496
                                             ------------ ------------
TOTAL LIABILITIES                                288,600      125,223

SHAREHOLDERS' EQUITY                             275,476      174,314
                                             ------------ ------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $564,076     $299,537
                                             ============ ============

    The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.

    This release includes a summary cash flow statement that results in the change in both the company's cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.

                                 For the Three       For the Twelve
                                  Months Ended        Months Ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               ------------------- -------------------

Net cash provided by operating
 activities                     $(1,031)  $(3,959) $314,811   $33,674
Purchases of property,
 equipment, & technology
 licenses                        (6,523)   (1,366)  (13,852)   (5,372)
Patent additions                 (4,812)   (4,411)  (18,865)  (16,954)
Unrealized (loss) gain on short
 term investments                    (4)       31        90       (18)
                               --------- --------- --------- ---------
Free cash flow                 $(12,370)  $(9,705) $282,184   $11,330
                               ========= ========= ========= =========

    InterDigital is a registered trademark of InterDigital
Communications Corporation.


    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com